Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 12, 2006, relating to the consolidated financial statements of Telefónica, S.A. as of and for the year ended December 31, 2004 (such report includes a qualification because comparative consolidated financial statements related to the year ended December 31, 2003, as required in IAS 1, Presentation of Financial Statements, are not presented. In our opinion, disclosure of such comparative information is required under International Financial Reporting Standards, as adopted by the European Union (“IFRS-EU”). Additionally, such reports contain two explanatory paragraphs referring to the fact (1) that Telefónica, S.A. adopted IFRS-EU in preparing their consolidated financial statements as of December 31, 2005 and that for purposes of the consolidated financial statements as of and for the year ended December 31, 2004, the Company has developed accounting policies based on IFRS-EU issued to date that are effective at the Company’s reporting date of December 31, 2005 as required by IFRS 1, First-time Adoption of International Financial Reporting Standards, and (2) that IFRS-EU vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) and that the information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements of Telefónica, S.A. and that consolidated shareholders’ equity and consolidated net income under U.S. GAAP have been restated for the year ended December 31, 2004, in order to remove the effects of inflation that previously were not removed pursuant to Item 17(c)(iv)(A) of Form 20-F, which is no longer applicable as a result of the Company’s adoption of IFRS-EU.) appearing in the Annual Report on Form 20-F of Telefónica, S. A. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.

Deloitte, S.L.
Madrid, Spain
April 12, 2006